News Release

Cenveo Announces Second Quarter 2014 Results

Net Sales of $479.4 million, up 17.9% from Q2 2013
Organic Revenue growth of over 2% during the quarter
Adjusted EBITDA up 6.7% from Q2 2013
Completed Refinancing of 8.875% Notes and Term Loan Facility

STAMFORD, CT – (August 6, 2014) – Cenveo, Inc. (NYSE: CVO) today announced results for the three and six months ended June 28, 2014.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
"We are very encouraged by our second quarter performance highlighted by delivering consolidated organic revenue growth of over 2%. We also were able to grow our Adjusted EBITDA by approximately 7% versus the same quarter in the prior year; successfully refinance a significant portion of our capital structure, which will result in interest savings; and made significant progress on our accelerated integration efforts with National Envelope. We now expect to finalize our National Envelope consolidation efforts later this year, instead of in 2015 as originally planned. As a result of this accelerated consolidation, we have experienced some disruptions in our envelope operations that we originally anticipated occurring over a longer duration. Despite these disruptions, we are very pleased to have accomplished our financial objectives for the quarter and remain on track to deliver our 2014 full-year guidance.

During the second quarter, we saw organic revenue growth from all of our segments. Our print business again saw positive momentum, as our vertical sales focus continued to drive positive growth. Our envelope business grew organically as price increases and solid direct mail volumes more than offset the significant operational disruption due to the National Envelope consolidation efforts. Our label and packaging operations continue to perform well, driven by strong trends across our custom label and our international packaging operations."

The Company generated net sales of $479.4 million for the three months ended June 28, 2014, compared to $406.5 million for the same period last year, an increase of 17.9%. The Company generated net sales of

$969.5 million for the six months ended June 28, 2014, compared to $825.2 million for the same period last year, an increase of 17.5%. The increase in net sales is primarily due to sales generated from the integration of National Envelope into our envelope operations, as National Envelope was not included in our results in the first six months of 2013, as well as our ability to pass along paper price increases to certain customers in our envelope operations and new account wins in our print segment.

Operating income was $13.3 million for the three months ended June 28, 2014, compared to $16.8 million for the same period last year. Operating income was $23.4 million for the six months ended June 28, 2014, compared to $28.5 million for the same period last year. The decrease was primarily due to higher restructuring and integration charges from the closure of two print plants, the closure and consolidation of several envelope plants related to the integration of National Envelope, and the impact of the higher cost structure of National Envelope. Non-GAAP operating income was $25.5 million for the three months ended June 28, 2014, compared to $22.6 million for the same period last year, and $45.7 million for the six months ended June 28, 2014, compared to $40.7 million for the same period last year. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

For the three months ended June 28, 2014, the Company had a loss from continuing operations of $39.3 million, or $0.59 per diluted share, compared to a loss of $19.0 million, or $0.30 per diluted share, for the same period last year. For the six months ended June 28, 2014, the Company had a loss from continuing operations of $56.1 million, or $0.84 per diluted share, compared to a loss of $39.5 million, or $0.62 per diluted share, for the same period last year. The decrease was primarily due to a $26.5 million debt extinguishment charge in connection with the debt refinancing that was completed in June 2014. Non-GAAP loss from continuing operations was $1.8 million, or $0.03 per diluted share, for the three months ended June 28, 2014, as compared to non-GAAP loss from continuing operations of $2.8 million, or $0.04 per diluted share, for the same period last year. For the six months ended June 28, 2014, non-GAAP loss from continuing operations was $9.6 million, or $0.14 per diluted share, compared to $14.8 million, or $0.23 per diluted share, for the same period last year. A reconciliation of loss from continuing operations to non-GAAP loss from continuing operations is presented in the attached tables.

Adjusted EBITDA for the three months ended June 28, 2014, was $42.1 million, compared to Adjusted EBITDA of $39.5 million for the same period last year. For the six months ended June 28, 2014, Adjusted EBITDA was $78.9 million, compared to $72.9 million for the same period last year. Both prior year periods include the one-time cash proceeds of $2.7 million from an insurance claim related to a press fire in our packaging operations. A reconciliation of net loss to Adjusted EBITDA is presented in the attached tables.

Cash flow used in operating activities for the six months ended June 28, 2014, was $27.1 million, compared to cash flow provided by operating activities of $9.3 million for the same period last year. The use of cash was primarily due to an accelerated interest payment of $14.5 million in the second quarter in connection with the refinancing of the 8.875% Notes and Term Loan Facility, which replaces the comparable, scheduled third quarter 2014 payment. Additionally, there was a use of cash related to a vendor arrangement in connection with the acquisition of certain assets of National Envelope.

Additionally, in June 2014, the Company issued secured notes in the amount of $540.0 million at 6.0% (due 2019) and $250.0 million at 8.5% (due 2022). Net proceeds from these secured notes were used to refinance the Company's existing 8.875% Notes and Term Loan Facility, and pay related expenses, fees and accrued interest. This transaction results in reductions in future cash interest expense, a significant extension of existing maturities and allows the Company greater flexibility to address higher interest rate debt instruments in the future. Additionally, the Company also used cash on hand of $9.4 million to repay in full the remaining principal balance on the Unsecured Term Loan.

Robert G. Burton, Sr., Chairman and Chief Executive Officer concluded:
"As we begin the second half of the year, we will continue to focus on driving cash flow through our working capital initiatives and our improved operational performance. We also expect to see lower cash interest payments as a result of an accelerated interest payment in the second quarter in connection with the refinancing. I remain optimistic about the Company’s future as we look forward to the completion of the consolidation efforts with National Envelope, the benefits of our refinancing, and expansion in the higher growth segments of our business."

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, August 7, 2014, at 10:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except per share data) (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales	$479,410	$406,540	$969,529	$825,154
Cost of sales	399,436	337,135	814,593	689,037
Selling, general and administrative expenses	55,840	47,333	111,334	95,678
Amortization of intangible assets	3,449	2,506	6,898	5,013
Restructuring and other charges	7,338	2,724	13,285	6,906
Operating income	13,347	16,842	23,419	28,520
Interest expense, net	26,666	28,235	54,576	57,810
Loss on early extinguishment of debt, net	26,480	7,720	26,498	7,847
Other expense (income), net	212	(2,291)	(297)	(1,995)
Loss from continuing operations before income taxes	(40,011)	(16,822)	(57,358)	(35,142)
Income tax (benefit) expense	(710)	2,174	(1,270)	4,344
Loss from continuing operations	(39,301)	(18,996)	(56,088)	(39,486)
Income from discontinued operations, net of taxes	664	113	1,617	1,458
Net loss	(38,637)	(18,883)	(54,471)	(38,028)
Other comprehensive income (loss):
Changes in pension and other employee benefit accounts, net of taxes	480	—	960	—
Currency translation adjustment	645	(2,329)	733	(3,108)
Comprehensive loss	$(37,512)	$(21,212)	$(52,778)	$(41,136)

(Loss) income per share – basic:
Continuing operations	$(0.59)	$(0.30)	$(0.84)	$(0.62)
Discontinued operations	0.01	—	0.02	0.02
Net loss	$(0.58)	$(0.30)	$(0.82)	$(0.60)

(Loss) income per share – diluted:
Continuing operations	$(0.59)	$(0.30)	$(0.84)	$(0.62)
Discontinued operations	0.01	—	0.02	0.02
Net loss	$(0.58)	$(0.30)	$(0.82)	$(0.60)

Weighted average shares outstanding:
Basic	66,496	63,922	66,416	63,881
Diluted	66,496	63,922	66,416	63,881

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)

	For the Six Months Ended
	June 28, 2014	June 29, 2013
Cash flows from operating activities:
Net loss	$(54,471)	$(38,028)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Gain on sale of discontinued operations, net of taxes	(1,559)	—
Income from discontinued operations, net of taxes	(58)	(1,458)
Depreciation and amortization, excluding non-cash interest expense	32,860	30,235
Non-cash interest expense, net	5,006	5,143
Deferred income taxes	(1,121)	4,332
(Gain) loss on sale of assets	4	(226)
Non-cash restructuring and other charges, net	4,821	783
Loss on early extinguishment of debt	26,498	7,847
Stock-based compensation provision	1,672	1,977
Gain on insurance claim	—	(2,670)
Other non-cash charges	2,346	2,472
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	2,483	12,116
Inventories	(530)	(15,161)
Accounts payable and accrued compensation and related liabilities	(8,369)	5,930
Other working capital changes	(22,252)	2,972
Other, net	(12,757)	(10,526)
Net cash (used in) provided by operating activities of continuing operations	(25,427)	5,738
Net cash (used in) provided by operating activities of discontinued operations	(1,687)	3,608
Net cash (used in) provided by operating activities	(27,114)	9,346
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	—	(5,145)
Capital expenditures	(16,777)	(15,615)
Purchase of investment	(2,000)	(1,650)
Proceeds from insurance claim	—	3,036
Proceeds from sale of property, plant and equipment	320	7,561
Net cash used in investing activities of continuing operations	(18,457)	(11,813)
Net cash provided by (used in) investing activities of discontinued operations	2,196	(115)
Net cash used in investing activities	(16,261)	(11,928)
Cash flows from financing activities:
Proceeds from issuance of 6.0% senior secured priority notes due 2019	540,000	—
Proceeds from issuance of 8.5% junior secured priority notes due 2022	250,000	—
Repayment of 7.875% senior subordinated notes	—	(67,848)
Repayment of Term Loan B due 2016	—	(389,105)
Payment of financing-related costs and expenses and debt issuance discounts	(35,017)	(13,884)
Repayments of other long-term debt	(2,967)	(2,413)
Purchase and retirement of common stock upon vesting of RSUs	(562)	(363)
Borrowings (repayments) under Revolving Credit Facility, net	—	(18,000)
Proceeds from issuance of 15% Unsecured Term Loan due 2017	—	50,000
Repayment of 15% Unsecured Term Loan due 2017	(10,000)	(15,000)
Proceeds from issuance of Term Loan Facility due 2017	—	360,000
Repayment of Term Loan Facility due 2017	(329,100)	—
Repayment of 8.875% senior second lien notes	(400,000)	—
Borrowings under ABL facility due 2017	287,900	266,700
Repayments under ABL facility due 2017	(258,900)	(163,900)
Net cash provided by financing activities	41,354	6,187
Effect of exchange rate changes on cash and cash equivalents	20	161
Net (decrease) increase in cash and cash equivalents	(2,001)	3,766
Cash and cash equivalents at beginning of period	11,329	8,110
Cash and cash equivalents at end of period	$9,328	$11,876

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	June 28, 2014	December 28, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,328	$11,329
Accounts receivable, net	278,583	281,586
Inventories	160,502	161,565
Prepaid and other current assets	60,633	55,353
Assets of discontinued operations - current	77	132
Total current assets	509,123	509,965

Property, plant and equipment, net	292,806	304,907
Goodwill	186,579	186,436
Other intangible assets, net	161,954	168,749
Other assets, net	52,150	43,614
Assets of discontinued operations - long-term	—	33
Total assets	$1,202,612	$1,213,704

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$7,001	$9,174
Accounts payable	232,301	244,228
Accrued compensation and related liabilities	35,262	32,139
Other current liabilities	72,070	81,198
Liabilities of discontinued operations - current	147	2,013
Total current liabilities	346,781	368,752

Long-term debt	1,252,784	1,176,351
Other liabilities	151,695	165,581
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	666	663
Paid-in capital	365,284	364,177
Retained deficit	(875,991)	(821,520)
Accumulated other comprehensive loss	(38,607)	(40,300)
Total shareholders’ deficit	(548,648)	(496,980)
Total liabilities and shareholders’ deficit	$1,202,612	$1,213,704

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Operating income	$13,347	$16,842	$23,419	$28,520
Integration, acquisition and other charges	4,005	1,975	7,342	3,273
Stock-based compensation provision	836	1,024	1,672	1,977
Restructuring and other charges	7,338	2,724	13,285	6,906
Non-GAAP operating income	$25,526	$22,565	$45,718	$40,676

Cenveo, Inc. and Subsidiaries Reconciliation of Loss from Continuing Operations to Non-GAAP Loss from Continuing Operations and Related Per Share Data (in thousands, except per share data) (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Loss from continuing operations	$(39,301)	$(18,996)	$(56,088)	$(39,486)
Integration, acquisition and other charges	4,005	1,975	7,342	3,273
Stock-based compensation provision	836	1,024	1,672	1,977
Restructuring and other charges	7,338	2,724	13,285	6,906
Loss on early extinguishment of debt, net	26,480	7,720	26,498	7,847
Income tax (benefit) expense	(1,172)	2,743	(2,261)	4,715
Non-GAAP loss from continuing operations	$(1,814)	$(2,810)	$(9,552)	$(14,768)

(Loss) income per share – diluted:
Continuing operations	$(0.59)	$(0.30)	$(0.84)	$(0.62)
Integration, acquisition and other charges	0.06	0.03	0.11	0.05
Stock-based compensation provision	0.01	0.02	0.02	0.03
Restructuring and other charges	0.11	0.04	0.20	0.11
Loss on early extinguishment of debt, net	0.40	0.12	0.40	0.12
Income tax (benefit) expense	(0.02)	0.05	(0.03)	0.08
Non-GAAP loss from continuing operations	$(0.03)	$(0.04)	$(0.14)	$(0.23)

Weighted average shares - diluted	66,496	63,922	66,416	63,881

Cenveo, Inc. and Subsidiaries Reconciliation of Net Loss to Adjusted EBITDA (in thousands) (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Net loss	$(38,637)	$(18,883)	$(54,471)	$(38,028)
Interest expense, net	26,666	28,235	54,576	57,810
Income tax (benefit) expense	(710)	2,174	(1,270)	4,344
Depreciation	13,350	12,093	25,962	25,222
Amortization of intangible assets	3,449	2,506	6,898	5,013
Integration, acquisition and other charges	4,005	1,975	7,342	3,273
Stock-based compensation provision	836	1,024	1,672	1,977
Restructuring and other charges	7,338	2,724	13,285	6,906
Loss on early extinguishment of debt, net	26,480	7,720	26,498	7,847
Income from discontinued operations, net of taxes	(664)	(113)	(1,617)	(1,458)
Adjusted EBITDA, as defined	$42,113	$39,455	$78,875	$72,906

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), we use certain non-GAAP financial measures, including organic revenue growth, Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP loss from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, loss on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, loss on early extinguishment of debt, net, and income from discontinued operations, net of taxes. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from the sale of plant, property and equipment. Organic revenue growth is defined as the growth in net sales, after adjusting for the estimated impact of acquisitions. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of loss from continuing operations to non-GAAP loss from continuing operations and operating income to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin and adjusted free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom boxes, custom labels, shrink sleeve labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
________________________
Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings available to us which could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; and (xvi) any failure, interruption or security lapse of our information technology systems. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.